Exhibit 99.1
News Release
Novelis Reports Fourth Quarter and Full Fiscal Year 2025 Results
Strong improvement quarter-over-quarter despite continued elevated scrap prices

Q4 Fiscal Year 2025 Highlights
•Net income attributable to our common shareholder of $294 million, up 77% YoY; Net income attributable to our common shareholder excluding special items was $262 million, up 46% YoY
•Adjusted EBITDA of $473 million, down 8% YoY, up 29% QoQ
•Rolled product shipments of 957 kilotonnes, up 1% YoY
•Adjusted EBITDA per tonne shipped of $494, down 9% YoY

Full Fiscal Year 2025 Highlights
•Net income attributable to our common shareholder of $683 million, up 14% YoY; Net income excluding special items was $764 million, up 11% YoY
•Adjusted EBITDA of $1.8 billion, down 4% YoY
•Rolled product shipments of 3,757 kilotonnes, up 2% YoY
•Adjusted EBITDA per tonne shipped of $480, down 6% YoY
•Net leverage ratio of 2.9x
•Maintained the recycled content of our products at 63% in fiscal 2025

ATLANTA, May 12, 2025 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the fourth quarter of fiscal year 2025.
"Strong shipments in both the fourth quarter and full fiscal year, led by robust demand for beverage packaging, continue to underpin the fundamental strength of our business," said Steve Fisher, president and CEO, Novelis Inc. "While Adjusted EBITDA was slightly down versus the prior year in both periods, I'm proud of our team's adaptability and resilience in navigating headwinds from elevated aluminum scrap prices. We are working on implementing actions and technologies to expand our scrap input types, which we believe can mitigate scrap cost challenges and allow us to continue to provide the high-recycled-content aluminum solutions customers prefer. To drive continuing margin improvements, we are highly focused on optimizing our cost structure and increasing operational efficiency through a number of actions that will streamline our business and ensure we maintain a strong return on invested capital."

Fourth Quarter Fiscal Year 2025 Financial Highlights
Net sales for the fourth quarter of fiscal year 2025 increased 13% versus the prior year period to $4.6 billion, mainly driven by higher average aluminum prices and a 1% increase in total rolled product shipments compared to the prior year period to 957 kilotonnes. Higher demand for beverage packaging, aerospace and specialty products were partially offset by lower automotive shipments.
Net income attributable to our common shareholder increased 77% versus the prior year to $294 million in the fourth quarter of fiscal year 2025, primarily driven by favorable metal price lag, gains in unrealized derivatives, and a lower income tax provision. Net income attributable to our common shareholder, excluding special items, was up 46% year-over-year to $262 million. Adjusted EBITDA decreased 8% versus the prior year to $473 million in the fourth quarter of fiscal year 2025, primarily driven by higher aluminum scrap prices and operating costs, partially offset by higher product pricing. Adjusted EBITDA per tonne was down 9% year-over-year to $494.

Full Year Fiscal Year 2025 Results
Net sales increased 6% versus the prior year to $17.1 billion in fiscal year 2025, primarily driven by higher average aluminum prices and a 2% increase in total flat rolled product shipments to 3,757 kilotonnes. The increase in shipments is mainly due to record high beverage packaging shipments and higher shipments for aerospace products, partially offset by lower shipments of specialties and automotive products.
Fiscal 2025 net income attributable to our common shareholder increased 14% versus the prior year to $683 million. The increase is mainly driven by a favorable change in metal price lag and unrealized gains on derivatives, as well as lower income tax provision, partially offset by impacts from the Sierre flooding and lower Adjusted EBITDA. Net income attributable to our common shareholder, excluding special items, was up 11% year-over-year to $764 million. Adjusted EBITDA decreased 4% to $1.8 billion in fiscal year 2025, compared to $1.9 billion in fiscal 2024, driven mainly by higher aluminum scrap prices compared to the prior year, unfavorable product mix, and higher operating cost, partially offset by higher total shipments and higher product pricing.
Net cash flow provided by operating activities was $1.0 billion in fiscal year 2025 compared to $1.3 billion in the prior fiscal year, primarily due mainly to lower Adjusted EBITDA and higher metal costs partially offset by improvement in metal price lag. Adjusted Free Cash Flow was an outflow of $737 million in fiscal year 2025 compared to a prior year period outflow of $75 million, due primarily to a 24% year-over-year increase in capital expenditures and lower cash flow from operating activities. Fiscal year 2025 capital expenditures total $1.7 billion and reflect the planned increase in strategic, sustainability-focused, capital investment projects that support increased long-term customer demand.
"Our disciplined approach to cash management, including financing actions during the fourth quarter, enables us to continue to strategically invest for growth," said Dev Ahuja, executive vice president and CFO, Novelis Inc. "Our heightened focus on cost efficiency, while we also complete a number of investments to increase rolling and recycling capacity, ensures we are well-positioned to capitalize on long-term market trends while also maintaining a strong liquidity position. This balanced approach supports both our current operations amidst some macro-economic uncertainty and future growth initiatives."
In January 2025, Novelis issued $750 million in senior unsecured notes due January 2030, with the proceeds primarily used to repay outstanding borrowings under our ABL revolver. In March 2025, the company borrowed $1.25 billion of term loans that mature in March 2032, with the proceeds primarily used to repay previously issued term loans that were due in 2026 and 2028.
The company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 2.9x at the end of the fourth quarter of fiscal year 2025. Total liquidity stood at $2.8 billion as of March 31, 2025, consisting of $1.0 billion in cash and cash equivalents and $1.7 billion in availability under committed credit facilities.

Fourth Quarter and Full Fiscal Year 2025 Earnings Conference Call
Novelis will discuss its fourth quarter and full fiscal year 2025 results via a live webcast and conference call for investors at 7:00 a.m. EDT/4:30 p.m. IST on Monday, May 12, 2025. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Q4tFEHr6. To participate by telephone, participants are requested to register at: http://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13753396&linkSecurityString=1df1a26f6c

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $17.1 billion in fiscal year 2025. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Adjusted Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about: our belief that competition for scrap aluminum has intensified, creating significant pressure on scrap pricing and our financial results; our belief that Novelis is well positioned to face the current competition environment and cost efficiency initiatives may offset some of the pressures; and our anticipation of the benefit of acceleration of developing new scrap recycling technology. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; impact of changes in trade policies, new tariffs and other trade measures; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; competition in our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost of volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; our ability to manage operating costs and achieve the anticipated benefits from our structural cost reduction initiatives; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of flooding or other adverse weather phenomena; economic uncertainty, capital markets disruption and supply chain interruptions; unexpected impact of public health crises no our business, suppliers, and customers; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; risks related to fluctuations in freight costs; risks related to rising inflation and prolonged periods of elevated interest rates; timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risks related to variable rate indebtedness, including interest rate risk; adverse changes in currency exchange rates; our inability to transact in derivative instruments, or our inability to adequately hedge our exposure to price fluctuations under derivative instruments, or a failure of counterparties to our derivative instruments to honor their agreements; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets and other long-lived assets; tax expense, tax liabilities or tax compliance costs; operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks of failing to comply with federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; global climate change or the legal, regulatory or market responses to such change; risks related to a broad range of environmental, health and safety laws and regulations and risks related to potential legal proceedings or investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2025	2024	2025	2024
Net sales	$4,587	$4,077	$17,149	$16,210
Cost of goods sold (exclusive of depreciation and amortization)	3,862	3,417	14,469	13,704
Selling, general and administrative expenses	152	172	695	717
Depreciation and amortization	152	148	575	554
Interest expense and amortization of debt issuance costs	65	70	275	298
Research and development expenses	27	26	102	98
Loss on extinguishment of debt, net	7	—	7	5
Restructuring and impairment expenses, net	7	9	53	42
Equity in net income of non-consolidated affiliates	(1)	(3)	(3)	(4)
Other expenses (income), net	13	13	134	(22)
	4,284	3,852	16,307	15,392
Income before income tax provision	303	225	842	818
Income tax provision	9	59	159	218
Net income	294	166	683	600
Net income attributable to our common shareholder	$294	$166	$683	$600

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	March 31, 2025	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,036	$1,309
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 as of March 31, 2025, and March 31, 2024)	2,073	1,760
— related parties	136	161
Inventories	3,054	2,515
Prepaid expenses and other current assets	234	152
Fair value of derivative instruments	176	45
Assets held for sale	6	1
Total current assets	6,715	5,943
Property, plant and equipment, net	6,851	5,741
Goodwill	1,074	1,074
Intangible assets, net	509	545
Investment in and advances to non–consolidated affiliates	912	905
Deferred income tax assets	188	143
Other long-term assets
— third parties	263	274
— related parties	3	3
Total assets	$16,515	$14,628
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$32	$33
Short-term borrowings	348	759
Accounts payable
— third parties	3,687	2,992
— related parties	275	280
Fair value of derivative instruments	106	144
Accrued expenses and other current liabilities	666	627
Total current liabilities	5,114	4,835
Long-term debt, net of current portion	5,773	4,866
Deferred income tax liabilities	295	253
Accrued postretirement benefits	534	559
Other long-term liabilities	284	305
Total liabilities	12,000	10,818
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 600,000,000 shares issued and outstanding as of March 31, 2025, and March 31, 2024	—	—
Additional paid-in capital	1,108	1,108
Retained earnings	3,755	3,072
Accumulated other comprehensive loss	(358)	(381)
Total equity of our common shareholder	4,505	3,799
Noncontrolling interest	10	11
Total equity	4,515	3,810
Total liabilities and equity	$16,515	$14,628

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended March 31,
(in millions)	2025	2024
OPERATING ACTIVITIES
Net income	$683	$600
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	575	554
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(44)	40
Loss on sale of assets, net	4	6
Non-cash restructuring and impairment charges	34	28
Loss on extinguishment of debt, net	7	5
Deferred income taxes, net	(27)	20
Equity in net income of non-consolidated affiliates	(3)	(4)
(Gain) loss on foreign exchange remeasurement of debt	(2)	2
Amortization of debt issuance costs and carrying value adjustments	13	12
Non-cash charges related to Sierre flooding	42	—
Other, net	3	3
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	(330)	(25)
Inventories	(579)	185
Accounts payable	705	(119)
Other assets	(88)	42
Other liabilities	(42)	(34)
Net cash provided by operating activities	$951	$1,315
INVESTING ACTIVITIES
Capital expenditures	$(1,689)	$(1,358)
Acquisition of business and other investments, net of cash acquired	(2)	—
Proceeds from the sale of a business	—	2
Outflows from investment in and advances to non-consolidated affiliates, net	(22)	(36)
Outflows from the settlement of derivative instruments, net	(14)	(10)
Proceeds from insurance claims	25	—
Other	12	14
Net cash used in investing activities	$(1,690)	$(1,388)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$2,268	$749
Principal payments of long-term and short-term borrowings	(1,401)	(736)
Revolving credit facilities and other, net	(361)	(8)
Debt issuance costs	(34)	(3)
Return of capital to our common shareholder	—	(100)
Net cash provided by (used in) financing activities	$472	$(98)
Net decrease in cash, cash equivalents and restricted cash	(267)	(171)
Effect of exchange rate changes on cash	(14)	(18)
Cash, cash equivalents and restricted cash — beginning of period	1,322	1,511
Cash, cash equivalents and restricted cash — end of period	$1,041	$1,322

Cash and cash equivalents	$1,036	$1,309
Restricted cash (included in other long-term assets)	5	13
Cash, cash equivalents and restricted cash — end of period	$1,041	$1,322

Reconciliation of Adjusted EBITDA to Net Income Attributable to our Common Shareholder (unaudited)
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2025	2024	2025	2024
Net income attributable to our common shareholder	$294	$166	$683	$600
Income tax provision	9	59	159	218
Interest, net	60	64	252	275
Depreciation and amortization	152	148	575	554
EBITDA	$515	$437	$1,669	$1,647

Adjustment to reconcile proportional consolidation	$13	$11	$47	$44
Unrealized (gains) losses on change in fair value of derivative instruments, net	(23)	32	(57)	36
Realized (gains) losses on derivative instruments not included in Adjusted EBITDA	(1)	(2)	5	(6)
Loss on extinguishment of debt, net	7	—	7	5
Restructuring and impairment expenses, net(1)	7	9	53	42
Loss on sale or disposal of assets, net	2	2	4	6
Metal price lag	(55)	8	(69)	70
Sierre flood losses, net of recoveries(2)	(1)	—	105	—
Other, net	9	17	38	29
Adjusted EBITDA	$473	$514	$1,802	$1,873
____________________
(1)Restructuring and impairment expenses, net for the twelve months ended March 31, 2025 includes $21 million related to the closure of the Buckhannon, West Virginia plant and $17 million related to the write-off of costs previously capitalized
(2)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Adjusted EBITDA (in millions) (numerator)	$473	$514	$1,802	$1,873
Rolled product shipments (in kt) (denominator)	957	951	3,757	3,673
Adjusted EBITDA per tonne	$494	$540	$480	$510

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Fiscal Year Ended March 31,
(in millions)	2025	2024
Net cash provided by operating activities(1)	$951	$1,315
Net cash used in investing activities(1)	(1,690)	(1,388)
Plus: Cash used in the acquisition of business and other investments, net of cash acquired	2	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	—	(2)
Adjusted Free Cash Flow	$(737)	$(75)
_________________________
(1)For the twelve months ended March 31, 2025 and 2024, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	March 31, 2025	March 31, 2024
Long–term debt, net of current portion	$5,773	$4,866
Current portion of long-term debt	32	33
Short-term borrowings	348	759
Unamortized carrying value adjustments	59	48
Cash and cash equivalents	(1,036)	(1,309)
Adjusted Net Debt	$5,176	$4,397

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	March 31, 2025	March 31, 2024
Adjusted Net Debt (numerator)	$5,176	$4,397
TTM Adjusted EBITDA (denominator)	$1,802	$1,873
Net Leverage Ratio	2.9	2.3

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items to Net Income Attributable to our Common Shareholder (unaudited)
The following table presents net income attributable to our common shareholder excluding special items, a non-GAAP financial measure. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2025	2024	2025	2024
Net income attributable to our common shareholder	$294	$166	$683	$600
Special Items:
Loss on extinguishment of debt, net	7	—	7	5
Metal price lag	(55)	8	(69)	70
Restructuring and impairment expenses, net	7	9	53	42
Sierre flood losses, net of recoveries(1)	(1)	—	105	—
Tax effect on special items	10	(4)	(15)	(29)
Net income attributable to our common shareholder, excluding special items	$262	$179	$764	$688
_________________________
(1)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant caused by unprecedented heavy rainfall, net of the related property insurance recoveries.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$150	$104	$89	$129	$1	$473

Shipments (in kt)
Rolled products – third party	375	266	154	162	—	957
Rolled products – intersegment	—	(1)	47	2	(48)	—
Total rolled products	375	265	201	164	(48)	957

Selected Operating Results Three Months Ended March 31, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$210	$74	$84	$145	$1	$514

Shipments (in kt)
Rolled products – third party	391	244	165	151	—	951
Rolled products – intersegment	—	2	18	13	(33)	—
Total rolled products	391	246	183	164	(33)	951

Selected Operating Results Fiscal Year Ended March 31, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$640	$306	$347	$504	$5	$1,802

Shipments (in kt)
Rolled products – third party	1,518	985	626	628	—	3,757
Rolled products – intersegment	1	2	153	18	(174)	—
Total rolled products	1,519	987	779	646	(174)	3,757

Selected Operating Results Fiscal Year Ended March 31, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$749	$321	$334	$472	$(3)	$1,873

Shipments (in kt)
Rolled products – third party	1,513	967	623	570	—	3,673
Rolled products – intersegment	—	15	87	33	(135)	—
Total rolled products	1,513	982	710	603	(135)	3,673